Exhibit 99.1

PFSweb Enters Into New $60 Million Revolving Credit Facility

Allen, TX – November 5, 2018 – PFSweb, Inc. (NASDAQ: PFSW), a global commerce services company, has entered into a new five-year $60 million revolving credit facility with a syndicate of lenders led by Regions Bank. The new credit facility replaces the company’s existing revolver and term loan credit facilities with more favorable terms. The credit facility also provides for an accordion feature to borrow an additional $20 million for a total of up to $80 million.

Under the terms of the new credit facility, Regions Bank will act as administrative agent, with PNC Bank and Bank of America acting as participating lenders. The credit facility bears interest at varying rates, based on the company’s leverage ratio as defined.

“This new credit facility provides a better rate structure and an extended maturity date to further strengthen our balance sheet and support our working capital needs,” said Mike Willoughby, CEO of PFSweb. “The new credit facility also provides us with greater financial flexibility as we look to drive growth across both our PFS and LiveArea business segments.”

About PFSweb, Inc.

PFSweb (NASDAQ: PFSW) is a global commerce services company that manages the online customer shopping experience on behalf of major branded manufacturers and retailers. Across two business units – LiveArea for strategy consulting, creative design, digital marketing, and web development services, and PFS for order fulfillment, contact center, payment processing/fraud management, and order management services – they provide solutions to a broad range of Fortune 500® companies and household brand names such as Procter & Gamble, L’Oréal USA, Canada Goose, PANDORA, T.J. Maxx, the United States Mint, and many more. PFSweb enables these brands to provide a more convenient and brand-centric online shopping experience through both traditional and online business channels. The company is headquartered in Allen, TX with additional locations around the globe. For more information, please visit www.pfsweb.com.

Investor Relations:

Sean Mansouri or Scott Liolios

Liolios

1-949-574-3860

PFSW@liolios.com